Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS RECORD

FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Revenues Surpass $75 Billion in 2007

• Full Year Adjusted Earnings Per Share of $3.50[1] , Up 18%	• Fourth Quarter Earnings Per Share of $0.92; up 10%

• Full Year Adjusted Operating Margin of 10.6%[1]	• Fourth Quarter Operating Margin of 10.9%

• Full Year Cash Flows of $5.9 Billion	• Fourth Quarter Cash Flows of $1.1 Billion

• Full Year Return on Equity of 22%	• Fourth Quarter Return on Equity of 24%

MINNEAPOLIS (January 22, 2008) – UnitedHealth Group (NYSE: UNH) achieved record revenues and earnings in 2007. Revenues exceeded $75 billion and were supported by expanded operating margins and strong earnings growth.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “This was a year defined by strong earnings and financial performance, driven by improved service and operational execution, and accompanied by ongoing innovation to enhance health care. We continue to generate value through our balanced, diversified business strategy, which enables us to contribute meaningful improvements across the entire health care spectrum.”

[1]	Further explanations of the non-GAAP measures referred to in this release and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007		December 31, 2006
Revenues	$18.71 billion	$18.68 billion	$18.13 billion	$75.43 billion		$71.54 billion
Earnings From Operations	$2.04 billion	$2.16 billion	$1.98 billion	$8.03 billion	[1]	$6.98 billion
Operating Margin	10.9%	11.5%	10.9%	10.6%[1]		9.8%

UnitedHealth Group Highlights

UnitedHealth Group reported growth in earnings from operations for all reporting segments in 2007. Fourth quarter results included growth in earnings from operations for Prescription Solutions, OptumHealth and Ingenix, while Health Care Services fourth quarter earnings from operations decreased modestly, as expected.

•

Consolidated revenues for full year 2007 increased $3.9 billion or 5 percent to $75.4 billion. Revenues for every reporting segment increased in 2007, with particularly notable growth in Prescription Solutions, Ingenix and AmeriChoice in Health Care Services. Fourth quarter revenues of $18.7 billion increased $577 million or 3 percent year-over-year and were stable sequentially.

•

Full year adjusted earnings from operations of $8.0 billion advanced 15 percent over 2006 results. Each reporting segment increased its operating earnings by a double-digit percentage in 2007, led by Prescription Solutions, up 94 percent, and Ingenix, up 51 percent. Earnings from operations increased to $2.0 billion in the fourth quarter, up $57 million or 3 percent over the prior year, and down $117 million or 5 percent sequentially. This decline was entirely due to the seasonal decrease in Health Care Services fourth quarter results.

•

Full year adjusted net earnings advanced to $4.766 billion[1], up $607 million or 15 percent over 2006 results. Fourth quarter consolidated net earnings increased to $1.216 billion, up $41 million or 3 percent year-over-year, and decreased $67 million or 5 percent on a sequential quarter basis, as expected.

•

The full year adjusted operating margin of 10.6 percent improved 80 basis points from 9.8 percent in 2006, driven by gains in both the medical care ratio and operating cost ratio. The consolidated fourth quarter operating margin of 10.9 percent was stable with the fourth quarter of 2006.

•

Full year adjusted earnings of $3.50 per share[1] increased 18 percent from $2.97 per share in 2006 driven by 15 percent growth in adjusted earnings from operations and a 3 percent reduction in diluted weighted average shares outstanding. Fourth quarter earnings per share of $0.92 increased 10 percent from $0.84 in the fourth quarter of 2006, and decreased 3 cents or 3 percent from the third quarter of 2007, as expected.

Highlights for UnitedHealth Group – Continued

•

Cash flows from operations were 126 percent of net earnings or $5.88 billion for the year, including $1.07 billion for the fourth quarter. The timing of state Medicaid program receivables collections, income tax payments and federal program payments affected fourth quarter cash flows.

•

The 2007 consolidated medical care ratio of 80.6 percent decreased 60 basis points from 81.2 percent in 2006 due largely to improvements in public and senior markets businesses. The fourth quarter medical care ratio of 79.9 percent was stable compared with 80.0 percent in the fourth quarter of 2006.

•

Full year favorable development of prior year medical cost estimates of $420 million in 2007 compares to $430 million in 2006 and $400 million in 2005. During the fourth quarter, the Company realized favorable development of $70 million in its estimates of medical costs incurred in 2006. The Company also realized $10 million in favorable development in the fourth quarter related to estimates of medical costs incurred in the first nine months of 2007, with no effect on full year results.

•

Consolidated medical costs days payable were 57 days for the fourth quarter of 2007, as compared to 56 days for the fourth quarter of 2006. Excluding the AARP division of Ovations, medical costs days payable were 54 days for the fourth quarter of 2007 and 53 days for the fourth quarter of 2006.

•

The full year adjusted operating cost ratio of 13.8 percent[1] improved 20 basis points from 14.0 percent in 2006 reflecting effective operating cost management. Operating costs represented 14.4 percent of revenues in the fourth quarter, including about 30 basis points of incremental advertising and related market launch expenses for the AARP-branded Medicare Advantage offerings. Excluding these expenses, the fourth quarter 2007 operating cost ratio was stable with fourth quarter 2006.

•

The income tax rate of 36.3 percent was consistent for full year 2007 and 2006. The fourth quarter 2007 income tax rate of 35.5 percent decreased 80 basis points sequentially primarily due to the mix of profitability among state tax jurisdictions.

•	UnitedHealth Group repurchased 125 million shares in 2007 for $6.6 billion, including 40 million shares in the fourth quarter for $2.2 billion.

•

Full year 2007 return on equity exceeded 22 percent, with fourth quarter 2007 annualized return on equity at 24 percent. Strong returns on equity were driven by double digit operating margins and an increasingly efficient capital structure.

As previously disclosed, during the fourth quarter of 2007 the Company completed the realignment of its business segment financial reporting. The most prominent changes to segment reporting include disclosure of the results of operations of the pharmacy benefit management business – Prescription Solutions – as a free-standing segment, and the inclusion of the large group, multi-site health benefits company – Uniprise – as part of the Health Care Services reporting segment. The fourth quarter and full year 2007 information reflects this new reporting structure. Historical financial data also reflect the new segment presentation to enhance comparability between periods.

Outlook

UnitedHealth Group continues to project earnings of approximately $3.95 to $4.00 per share for full year 2008, an increase of approximately 13 percent to 14 percent over adjusted 2007 results, and cash flows from operations are expected to approach $7 billion. First quarter 2008 earnings are expected to be in the range of $0.82 to $0.84 per share.

Business Description – Health Care Services

The Health Care Services segment provides a diverse set of customers with health benefit offerings that address their needs for greater access to affordable, quality care, and that are supported through common networks integrated with shared clinical resources. Within Health Care Services, UnitedHealthcare coordinates network-based health and well-being services on behalf of small and mid-sized local and multi-state employers and for individuals, while Uniprise provides these services on a dedicated basis to large, multi-site employers. Ovations delivers health and well-being services to Americans over the age of 50, and AmeriChoice manages health care services for state Medicaid programs and their beneficiaries.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$17.57 billion	$17.60 billion	$17.13 billion	$71.20 billion	$67.82 billion
Earnings From Operations	$1.60 billion	$1.79 billion	$1.65 million	$6.60 billion	$5.86 billion
Operating Margin	9.1%	10.2%	9.6%	9.3%	8.6%

Key Developments for Health Care Services

The fourth quarter for the Health Care Services segment included important product launch activities for UnitedHealthcare, improving AmeriChoice financial performance, intensive marketing of Ovations Medicare Advantage offerings for January 2008, and sequential growth in fee-based employer-sponsored product lines offset by a decrease in consumers served under risk-based arrangements.

•

Full year Health Care Services revenues increased $3.4 billion or 5 percent to $71.2 billion, led by the $1.8 billion advance in Ovations revenues. Revenues grew $442 million or 3 percent year-over-year and decreased $31 million sequentially to $17.6 billion in the fourth quarter of 2007. The decrease was primarily due to the timing of Part D revenue recognition and routine product and membership reconciliations with the Centers for Medicare and Medicaid Services, offset by business growth at AmeriChoice.

Key Developments for Health Care Services – Continued

•

Full year Health Care Services earnings from operations grew $735 million or 13 percent over 2006 results due largely to the strong performance of public and senior markets businesses. Fourth quarter Health Care Services earnings from operations of $1.6 billion decreased $50 million or 3 percent year-over-year and $187 million or 10 percent from third quarter of 2007. These decreases reflect a seasonally higher fourth quarter medical care ratio at UnitedHealthcare and increased market launch, advertising and enrollment costs for Ovations.

•

Health Care Services full year operating margin of 9.3 percent expanded 70 basis points year-over-year and decreased 50 basis points year-over-year and 110 basis points sequentially to 9.1 percent in the fourth quarter of 2007.

•

Full year Ovations revenues of $26.5 billion increased more than $1.8 billion or 7 percent over 2006 results, with revenue advances in its AARP Medicare supplement, SecureHorizons Medicare Advantage, Evercare chronic and elderly, and Part D businesses. Ovations reported revenues of $6.3 billion in the fourth quarter, up $109 million or 2 percent year-over-year. Revenues decreased $87 million or 1 percent from the third quarter of 2007 due to the timing of Part D revenue recognition and routine product and membership reconciliations with the Centers for Medicare and Medicaid Services

•

Ovations saw strong membership growth in its active Medicare supplement products in 2007, with its membership growing by 125,000 seniors or 5 percent for the full year, including 30,000 seniors or 1 percent growth in the fourth quarter. Participation in Medicare Advantage offerings was stable in the fourth quarter and decreased by 75,000 people or 5 percent in 2007, principally in Private Fee-for-Service products.

•

On October 1, 2007, Ovations launched nationwide marketing for its Medicare products for 2008. New developments include a significant expansion of chronic care Special Needs Plan offerings from seven states to 34 states; new Part D drug benefits, including zero copay generic prescriptions filled by mail order; and targeted geographic expansions for Medicare Advantage programs. Importantly, Ovations network-based SecureHorizons Medicare Advantage programs are now exclusively offered on a co-branded basis with AARP for the first time. Ovations estimates it will add 125,000 to 175,000 seniors in its Medicare Advantage product lines in 2008.

•

Full year AmeriChoice revenues of $4.5 billion increased $750 million or 20 percent year-over-year, driven by strong organic growth in people served and moderate increases in premium yields on a same-state basis. AmeriChoice fourth quarter revenues of $1.2 billion increased $227 million or 24 percent year-over-year and $35 million or 3 percent from the third quarter of 2007.

•

AmeriChoice expanded its services to an additional 245,000 people in 2007, representing a 17 percent increase year-over-year, including 10,000 people in the fourth quarter. Growth highlights include the successful initiation of services to residents of central Tennessee covered by the TennCare program, expansion in Texas, and new services in Indiana that became available on January 1, 2008.

Key Developments for Health Care Services – Continued

•

UnitedHealthcare and Uniprise combined full year revenues of $40.3 billion increased by $821 million or 2 percent year-over-year as yield increases more than offset a modest reduction in people served. Fourth quarter revenues increased $106 million or 1 percent year-over-year and grew $21 million sequentially.

•

UnitedHealthcare and Uniprise had a combined decrease of 175,000 people served, or about 0.7 percent, across all products in 2007, including more than 300,000 people related to the continued repositioning of the PacifiCare acquisition, which will continue through the first half of 2008. The full year results include a decrease of 50,000 people in the fourth quarter, as growth of 25,000 consumers in fee-based products was offset by a reduction in risk-based membership of 75,000 people.

•

In 2007 Uniprise and UnitedHealthcare advanced their leadership position in the consumer-directed health benefit product market. These businesses served a total of 2.3 million people through their consumer-directed offerings at December 31, 2007, representing organic growth of 425,000 consumers or 22 percent year-over-year. More than 9 percent of commercial membership is in one of these plans, with penetration reaching 12 percent for both Uniprise large group and UnitedHealthcare small business customers. This strong growth has been spurred by UnitedHealth Group’s investment in tools and resources that engage and support consumers in information gathering and decision-making, as well as the ability to offer seamless linkages to health financial services through OptumHealth.

•

The full year UnitedHealthcare medical care ratio of 82.1 percent increased 230 basis points in 2007. As previously disclosed, this ratio reflects an unfavorable variance in reserve development between years and a shortfall in realized premium yield. The Company anticipates this medical care ratio will be stable in 2008.

•

UnitedHealthcare’s fourth quarter 2007 medical care ratio of 83.7 percent compares to a ratio of 81.6 percent in the third quarter of 2007. The sequential increase reflects higher seasonal utilization of health care services in the fourth quarter, as anticipated, as well as an accrual that reduced premium revenues in the quarter, due to one state’s recently issued regulatory determinations on prior year underwriting performance.

Business Description – OptumHealth

OptumHealth optimizes health, well-being and financial security for people and organizations through personalized health advocacy and engagement, specialized benefits such as behavioral, dental and vision offerings, and health financial services. OptumHealth helps people improve their lives by making informed decisions about their health and health care finances.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$1.26 billion	$1.24 billion	$1.11 billion	$4.92 billion	$4.34 billion
Earnings From Operations	$239 million	$224 million	$215 million	$895 million	$809 million
Operating Margin	19.0%	18.1%	19.4%	18.2%	18.6%

Key Developments for OptumHealth

During 2007, UnitedHealth Group rebranded its specialty businesses as OptumHealth, reinforcing their personalized, caring and lifelong relationships with consumers. The unified OptumHealth image better reflects its comprehensive and integrated capabilities.

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OptumHealth expanded its market share in 2007 by both providing services to 2.1 million more people and by increasing product and service penetration within its established customer base. Full year OptumHealth revenues of $4.9 billion increased $579 million or 13 percent, while fourth quarter revenues rose to $1.3 billion, up $145 million or 13 percent year-over-year, and $16 million or 1 percent over third quarter 2007.

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Full year earnings from operations at OptumHealth grew $86 million or 11 percent year-over-year to $895 million. In the fourth quarter, earnings from operations of $239 million increased $24 million or 11 percent year-over-year and improved $15 million or 7 percent from third quarter 2007.

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The OptumHealth operating margin of 18.2 percent in 2007 compares to 18.6 percent in 2006. The year-over-year margin change reflects strong growth from public sector clients that are contributing relatively larger per client revenues at comparatively lower overall margins. OptumHealth’s fourth quarter operating margin of 19.0 percent decreased 40 basis points year-over-year but increased 90 basis points sequentially. The sequential gain in operating margin was principally due to effective operating cost management.

•

Optum Financial Services (Exante) reached $460 million in assets under management and served more than 1.3 million financial accounts at December 31, 2007. Optum Financial Services (Exante) moved $19 billion in payments electronically to health system providers during 2007, representing 80 percent growth in electronic payments year-over-year.

Business Description

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$414 million	$344 million	$301 million	$1.30 billion	$0.96 billion
Earnings From Operations	$120 million	$66 million	$74 million	$266 million	$176 million
Operating Margin	29.0%	19.2%	24.6%	20.4%	18.4%

Key Developments for Ingenix

Ingenix continues to build momentum, with strong growth in virtually every performance metric. This business is responding to the growing needs for data-driven solutions, analytics and consulting services by all participants across the health care system. Fourth quarter results show particularly notable strength due to the seasonal sales activity that occurs annually in the fourth quarter in certain Ingenix product lines.

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On a full year basis, Ingenix grew revenues by $348 million or 36 percent over 2006 results, with strong revenue growth across every major product line. In the fourth quarter of 2007, Ingenix revenues increased $113 million or 38 percent year-over-year and $70 million or 20 percent sequentially, to $414 million.

•	The Ingenix revenue backlog of $1.7 billion at December 31, 2007 increased 46 percent year-over-year, positioning Ingenix for continued growth performance in 2008.

•

Market demand for newer Ingenix offerings continues to expand. For example, data interchange volume tripled year-over-year in the fourth quarter of 2007, and Ingenix nearly doubled its in-house consulting capacity to more than 1,000 professionals over the course of the year.

•

Ingenix full year earnings from operations increased $90 million or 51 percent, with fourth quarter earnings from operations of $120 million, up $46 million or 62 percent year-over-year and $54 million or 82 percent from third quarter 2007. The full year 2007 operating margin of 20.4 percent improved 200 basis points over 2006. The fourth quarter 2007 operating margin of 29.0 percent increased 440 basis points year-over-year and 980 basis points on a sequential basis, due to seasonal demand for certain higher-margin Ingenix offerings.

Business Description

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors through Medicare prescription drug plans, and commercial health plans.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$3.32 billion	$3.25 billion	$1.05 billion	$13.25 billion	$4.08 billion
Earnings From Operations	$78 million	$77 million	$41 million	$269 million	$139 million
Operating Margin	2.4%	2.4%	3.9%	2.0%	3.4%

Key Developments for Prescription Solutions

During 2007 Prescription Solutions was established as a free-standing reporting segment of UnitedHealth Group and continued to strengthen its capabilities as it positioned for growth.

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On January 1, 2007, Prescription Solutions began providing prescription drug benefit services to approximately 4 million additional seniors on behalf of Ovations. Driven by this growth, Prescription Solutions revenues increased $9.2 billion or 224 percent for full year 2007 and $2.3 billion or 215 percent for fourth quarter 2007, reaching $13.2 billion and $3.3 billion for the respective periods. Because of the relationship between Ovations and Prescription Solutions, approximately $9 billion of the full year revenue growth is eliminated in the intercompany elimination process.

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Full year earnings from operations grew $130 million or 94 percent to $269 million, with fourth quarter earnings from operations of $78 million increasing $37 million or 90 percent over comparable 2006 results. The Prescription Solutions full year operating margin of 2.0 percent declined 140 basis points year-over-year, reflecting the comparatively lower margin earned in the high volume Ovations Part D prescription drug service contract and, to a lesser extent, costs associated with positioning the business for continued strong growth. For similar reasons, the fourth quarter operating margin of 2.4 percent decreased 150 basis points year-over-year and was stable sequentially.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Uniprise, Ovations, AmeriChoice, Prescription Solutions, OptumHealth and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #28398813. This earnings release and the Form 8-K dated January 22, 2008, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause UnitedHealth Group’s actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historic stock option practices; the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the Securities and Exchange Commission, and review by the Internal Revenue Service, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, including whether court approval of the settlement agreements between the Company and certain named defendants and the dismissal of the derivative claims against all named defendants is obtained, shareholder demands and purported securities and Employee Retirement Income Security Act class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; and change in debt to total capital ratio that is lower or higher than we anticipated.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter and Full Year Ended December 31, 2007

- Consolidated Statements of Operations	2

- Condensed Consolidated Balance Sheets	3

- Condensed Consolidated Statements of Cash Flows	4

- Segment Financial Information	5

- Customer Profile Summary	7

- Reconciliation of Non-GAAP Financial Measures:	9

- Operating Results Excluding IRS Section 409A Charges	9

- Consolidated Reporting Excluding AARP	10

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007 (a)	2006
REVENUES
Premiums	$16,964	$16,565	$68,781	$65,666
Services	1,202	1,090	4,608	4,268
Products	260	221	898	737
Investment and Other Income	279	252	1,144	871

Total Revenues	18,705	18,128	75,431	71,542

OPERATING COSTS
Medical Costs	13,551	13,246	55,435	53,308
Operating Costs	2,698	2,556	10,583	9,981
Cost of Products Sold	211	168	768	599
Depreciation and Amortization	207	177	796	670

Total Operating Costs	16,667	16,147	67,582	64,558

EARNINGS FROM OPERATIONS	2,038	1,981	7,849	6,984

Interest Expense	(153)	(129)	(544)	(456)

EARNINGS BEFORE INCOME TAXES	1,885	1,852	7,305	6,528

Provision for Income Taxes	(669)	(677)	(2,651)	(2,369)

NET EARNINGS	$1,216	$1,175	$4,654	$4,159

BASIC NET EARNINGS PER COMMON SHARE	$0.95	$0.87	$3.55	$3.09

DILUTED NET EARNINGS PER COMMON SHARE	$0.92	$0.84	$3.42	$2.97

Diluted Weighted-Average Common Shares Outstanding	1,318	1,395	1,361	1,402

(a)	Includes $87 million of Operating Costs ($55 million after-tax or $.04 per share) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($57 million after-tax or $.04 per share) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash and Short-Term Investments	$9,619	$10,940
Accounts Receivable, net	1,574	1,323
Other Current Assets	4,351	3,781

Total Current Assets	15,544	16,044

Long-Term Investments	12,667	9,642
Other Long-Term Assets	22,688	22,634

Total Assets	$50,899	$48,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,331	$8,076
Commercial Paper and Current Maturities of Long-Term Debt	1,946	1,483
Other Current Liabilities	8,215	8,938

Total Current Liabilities	18,492	18,497

Long-Term Debt, less Current Maturities	9,063	5,973
Future Policy Benefits for Life and Annuity Contracts	1,849	1,850
Deferred Income Taxes and Other Liabilities	1,432	1,190
Shareholders’ Equity	20,063	20,810

Total Liabilities and Shareholders’ Equity	$50,899	$48,320

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2007	2006
Operating Activities
Net Earnings	$4,654	$4,159
Noncash Items:
Depreciation and amortization	796	670
Deferred income taxes and other	(127)	(267)
Stock-based compensation	505	404
Net changes in operating assets and liabilities	49	1,560

Cash Flows From Operating Activities	5,877	6,526

Investing Activities
Cash paid for acquisitions, net of cash assumed and other effects	(262)	(670)
Purchases of property, equipment and capitalized software, net	(871)	(676)
Net purchases of investments	(3,014)	(755)

Cash Flows Used For Investing Activities	(4,147)	(2,101)

Financing Activities
Common stock repurchases	(6,599)	(2,345)
Net change in commercial paper and debt	3,569	577
Customer funds administered	(1,110)	1,705
Proceeds from common stock issuances	712	397
Other, net	243	140

Cash Flows (Used For) From Financing Activities	(3,185)	474

(Decrease) increase in cash and cash equivalents	(1,455)	4,899
Cash and cash equivalents, beginning of period	10,320	5,421

Cash and cash equivalents, end of period	$8,865	$10,320

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION - 2007 (a)

(in millions)

(unaudited)

REVENUES

	Three Months Ended				Year Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Health Care Services (b)	$18,056	$17,968	$17,603	$17,572	$71,199
OptumHealth	1,190	1,237	1,239	1,255	4,921
Ingenix	262	284	344	414	1,304
Prescription Solutions	3,379	3,304	3,249	3,317	13,249
Eliminations	(3,840)	(3,793)	(3,756)	(3,853)	(15,242)

Total Consolidated	$19,047	$19,000	$18,679	$18,705	$75,431

EARNINGS FROM OPERATIONS

	Three Months Ended				Year Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Health Care Services	$1,458	$1,748	$1,788	$1,601	$6,595
OptumHealth	213	219	224	239	895
Ingenix	38	42	66	120	266
Prescription Solutions	49	65	77	78	269
Corporate	(176)	—	—	—	(176	)(c)

Total Consolidated	$1,582	$2,074	$2,155	$2,038	$7,849

MEDICAL CARE RATIOS

	Three Months Ended				Year Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
UnitedHealthcare	81.2%	82.0%	81.6%	83.7%	82.1%
Commercial Markets	81.8%	82.4%	82.0%	84.1%	82.6%

(a)	During the fourth quarter of 2007, we completed the transition to our new operating structure and business segment financial reporting. The fourth quarter and full year 2007 information reflects this new reporting structure. Historical financial data also reflect the new segment presentation to enhance comparability between periods.
(b)	Revenues for Q107, Q207, Q307, Q407 and full year 2007 were $10,052, $10,049, $10,083, $10,104 and $40,288 for Commercial Markets (UnitedHealthcare and Uniprise); $7,026, $6,791, $6,365, $6,278 and $26,460 for Ovations; and $978, $1,128, $1,155, $1,190 and $4,451 for AmeriChoice, respectively.
(c)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION - 2006 (a)

(in millions)

(unaudited)

REVENUES

	Three Months Ended				Year Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Health Care Services (b)	$16,696	$16,961	$17,030	$17,130	$67,817
OptumHealth	1,066	1,079	1,087	1,110	4,342
Ingenix	202	210	243	301	956
Prescription Solutions	953	1,037	1,041	1,053	4,084
Eliminations	(1,336)	(1,424)	(1,431)	(1,466)	(5,657)

Total Consolidated	$17,581	$17,863	$17,970	$18,128	$71,542

EARNINGS FROM OPERATIONS

	Three Months Ended				Year Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Health Care Services	$1,247	$1,403	$1,559	$1,651	$5,860
OptumHealth	183	201	210	215	809
Ingenix	27	26	49	74	176
Prescription Solutions	16	37	45	41	139
Corporate	—	—	—	—	—

Total Consolidated	$1,473	$1,667	$1,863	$1,981	$6,984

MEDICAL CARE RATIOS

	Three Months Ended				Year Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
UnitedHealthcare	79.4%	79.9%	79.4%	80.4%	79.8%
Commercial Markets	80.1%	80.6%	80.1%	81.0%	80.5%

(a)	During the fourth quarter of 2007, we completed the transition to our new operating structure and business segment financial reporting. Historical financial data reflect the new segment presentation to enhance comparability between periods.
(b)	Revenues for Q106, Q206, Q306, Q406 and full year 2006 were $9,752, $9,858, $9,859, $9,998 and $39,467 for Commercial Markets (UnitedHealthcare and Uniprise); $6,054, $6,205, $6,221, $6,169 and $24,649 for Ovations; and $890, $898, $950, $963 and $3,701 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY - 2007

(in thousands)

(unaudited)

People Served	December 2007	September 2007	June 2007	March 2007	December 2006
Commercial Risk-based	10,805	10,880	11,010	11,050	11,285
Commercial Fee-based	14,720	14,695	14,680	14,695	14,415

Total Commercial	25,525	25,575	25,690	25,745	25,700

Medicare Advantage	1,370	1,370	1,350	1,340	1,445
Medicaid	1,710	1,700	1,700	1,500	1,465
Standardized Medicare Supplement	2,400	2,370	2,330	2,315	2,275

Total Public and Senior (a)	5,480	5,440	5,380	5,155	5,185

Total Health Care Services Medical Benefits	31,005	31,015	31,070	30,900	30,885

Total People Served	70,950	70,990	71,095	70,970	70,680

Supplemental Data - included above
OptumHealth	58,700	58,500	58,100	57,800	56,600

Total Part D Prescription Drug Plans	5,950	5,950	5,890	5,865	5,740

Consumer-Directed Health Plans	2,315	2,290	2,245	2,180	1,890

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY - 2006

(in thousands)

(unaudited)

People Served	December 2006	September 2006	June 2006	March 2006	December 2005
Commercial Risk-based	11,285	11,100	11,195	11,205	11,350
Commercial Fee-based	14,415	14,410	14,425	14,295	13,240

Total Commercial	25,700	25,510	25,620	25,500	24,590

Medicare Advantage	1,445	1,440	1,425	1,320	1,185
Medicaid	1,465	1,445	1,400	1,380	1,290
Standardized Medicare Supplement	2,275	2,250	2,225	2,200	2,150

Total Public and Senior (a)	5,185	5,135	5,050	4,900	4,625

Total Health Care Services Medical Benefits	30,885	30,645	30,670	30,400	29,215

Total People Served	70,680	70,385	70,085	69,220	65,945

Supplemental Data - included above
OptumHealth	56,600	56,300	55,600	55,600	53,900

Total Part D Prescription Drug Plans	5,740	5,745	5,670	4,500	—

Consumer-Directed Health Plans	1,890	1,850	1,800	1,625	1,175

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding IRS Section 409A Charges (a)

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31, 2007			Year Ended December 31, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)
REVENUES
Premiums	$17,464	$—	$17,464	$68,781	$—	$68,781
Services	1,116	—	1,116	4,608	—	4,608
Products	197	—	197	898	—	898
Investment and Other Income	270	—	270	1,144	—	1,144

Total Revenues	19,047	—	19,047	75,431	—	75,431

OPERATING COSTS
Medical Costs	14,440	—	14,440	55,435	—	55,435
Operating Costs	2,664	(176)	2,488	10,583	(176)	10,407
Cost of Products Sold	170	—	170	768	—	768
Depreciation and Amortization	191	—	191	796	—	796

Total Operating Costs	17,465	(176)	17,289	67,582	(176)	67,406

EARNINGS FROM OPERATIONS	1,582	176	1,758	7,849	176	8,025

Interest Expense	(116)	—	(116)	(544)	—	(544)

EARNINGS BEFORE INCOME TAXES	1,466	176	1,642	7,305	176	7,481

Provision for Income Taxes	(539)	(64)	(603)	(2,651)	(64)	(2,715)

NET EARNINGS	$927	$112	$1,039	$4,654	$112	$4,766

DILUTED NET EARNINGS PER COMMON SHARE	$0.66	$0.08	$0.74	$3.42	$0.08	$3.50

Diluted Weighted-Average Common Shares Outstanding	1,399	—	1,399	1,361	—	1,361

Medical Care Ratio	82.7%		82.7%	80.6%		80.6%
Operating Cost Ratio	14.0%		13.1%	14.0%		13.8%
Operating Margin	8.3%		9.2%	10.4%		10.6%

(a)	Excludes charges recorded in the first quarter of 2007 related to IRS Section 409A stock option matters. This is a non-GAAP measure that management believes improves the comparability of the Company’s results between periods.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Consolidated Reporting Excluding AARP (a)

(in millions)

(unaudited)

	Quarter Ended December 31, 2007			Quarter Ended September 30, 2007
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,574	$459	$1,115	$1,318	$461	$857
Medical Costs Payable	$8,331	$1,109	$7,222	$8,370	$1,080	$7,290
Medical Costs	$13,551	$1,177	$12,374	$13,500	$1,178	$12,322
Medical Days Payable	57	87	54	57	84	54
Days Sales Outstanding	8	32	6	7	31	5

	Quarter Ended December 31, 2006
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,323	$417	$906
Medical Costs Payable	$8,076	$1,004	$7,072
Medical Costs	$13,246	$1,082	$12,164
Medical Days Payable	56	85	53
Days Sales Outstanding	7	31	5

(a)	Certain account balances and financial measures have been presented in this earnings release excluding our AARP business. Management believes these disclosures are meaningful since underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF) and the effects of changes in balance sheet amounts associated with the AARP program accrue to the overall benefit of the AARP policyholders through the RSF balance. Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.